Exhibit 21
Subsidiaries of Hawkins, Inc.

Subsidiary                                    State of Organization
Vertex Chemical Corporation    Minnesota
Stauber Holdings, Inc.     Minnesota
Stauber Performance Ingredients, Inc., a subsidiary of Stauber Holdings, Inc.     Minnesota